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                                                                    EXHIBIT 10.8

STATE OF MISSISSIPPI

COUNTY OF JACKSON


                            AMENDED LEASE AGREEMENT

     THIS Amended Lease Agreement made and entered by and between the JACKSON COUNTY PORT AUTHORITY, an agency of Jackson County, Mississippi created under Chapter 199, Laws of Mississippi 1956, and the BOARD OF SUPERVISORS OF JACKSON COUNTY, MISSISSIPPI acting jointly, of Post office Box 70, Pascagoula, Mississippi 39567, hereinafter collectively referred to as the "COUNTY", and

     HAM MARINE, INC, (formerly Ham Industries, Inc.), a corporation organized and existing under the laws of the State of Mississippi, Post Office Box 43, Pascagoula, Mississippi 39567, hereinafter referred to as the "LESSEE";

                              W I T N E S S E T H:

     WHEREAS; COUNTY is primarily interested in promoting industrial development, employment and tonnage for the Port and the efficient operation thereof, and

     WHEREAS, LESSEE leases certain lands from the County on the West side of the East Pascagoula River in the Pascagoula River Harbor area, which is used for drilling rig modification/retrofits, repair and construction of production units for the offshore petroleum industry, and for industrial development in the Port of Pascagoula; and

     WHEREAS, COUNTY and LESSEE entered a Lease Agreement on May 6,1985, recorded in Book 824, Page 418, Land Deed Records, Jackson County, Mississippi, which was amended and restated by instrument dated as of October 1, 1985, recorded in Book 838, Page 6, Land Deed Records, Jackson County, Mississippi, and which Lease Agreement has further been amended by unrecorded instrument dated November 16, 1988, and parking area lease dated March 8, 1994; and

     WHEREAS, the COUNTY and LESSEE desire to amend certain terms and conditions of the Lease Agreement, and to embody all of their understandings in a single document; and

This instrument prepared by JOHN G. CORLEW, P.O. Box 650 Jackson, MS 39205 (60 1-948-6470). Property located in SECTION 10, TOWNSHIP 8 SOUTH, RANGE 6 WEST, Jackson County, Mississippi.
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     WHEREAS, the COUNTY finds and determines that this Amended Lease Agreement would be for the best interest and benefit of the Port of Pascagoula and the citizens of Jackson County, Mississippi.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings of the parties hereto, the COUNTY and LESSEE hereby amend their prior lease agreements as hereinabove referenced, intending to incorporate all terms and conditions of their agreement into this instrument and to otherwise cancel and hold for naught all prior understandings between them, except as set forth hereinafter.

     The following terms and conditions apply to this Amended Lease Agreement, to-wit:

     1. DEMISED PREMISES: The property subject to this Lease Agreement is described in Exhibit "A" attached hereto. COUNTY warrants that it has good title to the demised premises, full authority to lease same pursuant to this Amended Lease Agreement, and that LESSEE shall have quiet enjoyment of the demised premises during the primary term of this Lease and any renewal term.

     2. TERM: The primary term of the Lease shall be twenty (20) years, and shall commence on the first day of May, 1985, and end on the first day of May, 2005.

     3.  RENTAL:

         (A) LESSEE hereby agrees and covenants it will pay to the COUNTY as rent for the aforesaid property the sum of $49,331 per annum, commencing on January 1, 1996. LESSEE has delivered to COUNTY as of the date hereof $7,496.50 representing rental to January 1, 1996, on additional property included within, the demised premises beyond that included in the May 6, 1985, lease as amended November 16, 1988, and in the parking area lease of March 8, 1994.

         (B) ADDITIONAL RENTS: In addition to the rent referred to in Paragraph 3(A), LESSEE hereby agrees and covenants it will pay to the COUNTY as additional rents for the aforesaid property the sum of $30,000.00 per annum, commencing January 1, 1996. It is agreed and understood by and between the parties that said additional rents herein shall be used for maintenance dredging of that portion of the Pascagoula River adjacent to the demised premises as described in Exhibit "A" attached hereto and by the description attached hereto as Exhibit "B". These additional rents shall accrue and be carried forward from year to year. In the event that the accrued additional annual rents are not sufficient to cover the cost of the maintenance dredging as hereinabove described, the LESSEE shall


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pay the difference to the COUNTY within thirty (30) days of written notification of such deficiency. In the event that the accrued additional annual rents shall exceed the sum necessary for the required maintenance dredging, said surplus shall be carried forward and used to fund future maintenance dredging. Any surplus of accrued additional rents at the expiration of the primary term of this Lease or any renewal thereof shall become the exclusive property of the COUNTY.

     4. DREDGING: The Pascagoula River alongside the demised premises has been dredged to a depth of not less than 38 feet at the bulkhead constructed by the LESSEE. COUNTY agrees to perform necessary maintenance dredging of the Pascagoula River alongside the demised premises to coincide with maintenance dredging of the turning basin by the United States Corps of Engineers, and of the public docks on the Pascagoula River by the Port Authority, and COUNTY agrees that such maintenance dredging shall be adequate so as to maintain said 38-foot depth of the river alongside the demises premises.

     5. EMPLOYMENT: LESSEE hereby covenants and agrees, during the primary term of the Lease herein referred to, to exercise due diligence to maintain and operate a business on such land and to provide steady employment in such operations, and to use all reasonable means to employ local labor.

     6. INSURANCE AGAINST PERSONAL INJURY: LESSEE shall take out and carry throughout the term of said Lease, and pay the premium on liability insurance in an amount not less than $5,000,000 for the death or bodily injury of any one person, and in an amount of not less than $5,000,000 for the death of or bodily injury to two or more persons, in any one accident or series of accidents arising out of one event, and shall include the COUNTY as additional named insured under the terms of said policy, an without cost to the COUNTY.

     LESSEE shall carry throughout the term of said Lease, and pay the premiums on Workers' Compensation Insurance as required by the Laws of the State of Mississippi and/or the United States of America.

     7. POSSESSION ON TERMINATION: LESSEE hereby agrees and obligates itself that it will, upon the expiration of the primary term of this Lease, or any renewal thereof, surrender and deliver to COUNTY, peaceable possession of said land, cleared of all persons, goods and things not properly belonging to same, and in order and condition as when received, ordinary wear and tear excepted. Except for movable equipment and personal property,


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any permanent improvements, including buildings, placed upon the land by LESSEE shall remain with the land and become the property of COUNTY.

     8. OPTIONS TO EXTEND LEASE: LESSEE shall have the option to renew this Lease for an additional ten-year term upon the same terms and conditions as set forth, provided that the Annual Rent set forth in Section 3(A) shall be $87,341.98 per annum. Notice of intention to renew shall be in writing by the LESSEE to the COUNTY delivered not less than 180 days prior to expiration of the initial term of this Lease. At the end of such ten-year renewal term, LESSEE shall have the option to renew this Lease for a second ten-year renewal term on the same terms and conditions herein set forth, provided that the Annual Rent set forth in Section 3(A) shall be $123,587.39 per annum. Additional Rents as set forth in Section 3(B) shall be the same in any renewal terms as in the primary term. Notice to renew shall be given in the same manner set forth hereinabove. Such options, if exercised, shall be exercised by written notice to the COUNTY, addressed as follows:

                         DIRECTOR
                         JACKSON COUNTY PORT AUTHORITY
                         Post Office Box 70
                         Pascagoula, Mississippi 39567

and shall be deposited in the United States Mail, or personally delivered to the addressee at least one hundred eighty (180) days prior to the termination of the primary or renewal term.

     9. ASSIGNABILITY: The LESSEE may assign this agreement and the Lease provided for herein, to any other person, firm or corporation; however, any such assignment shall have prior written approval from the COUNTY requested at least sixty (60) days prior to such assignment, and no assignment shall release LESSEE from any of its obligations or liabilities thereunder, unless the COUNTY executes a written release thereof. COUNTY shall not unreasonably refuse approval of any assignment nor shall it unreasonably refuse to release LESSEE from obligations of the Lease in connection with approval of any such assignment.

     10. SUBLEASE OF PORTION OF PROPERTY: LESSEE may sublease so much of its dock space to be constructed on the demised premises to third parties as the LESSEE, in its discretion, deems advisable, provided that the rental for such dock space shall be the same as Port Authority published rates for similar dock usage in the Port of Pascagoula. LESSEE, with COUNTY's written consent, may grant easements, licenses, rights of way and other rights


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or privileges in the nature of easements in and to the demised premises, or release existing such rights or privileges. COUNTY shall not unreasonably refuse to agree to the grant or release of any such right or privilege.

     11. INDEMNIFICATION: LESSEE agrees to release, indemnify and save harmless, COUNTY and its respective officers, agents and employees, from and against any and all loss of, or damage to property or injuries to, or death to any person or persons, including property and officers, employees and agents of COUNTY, and from any and all claims, damages, suits, costs, expense, liability, actions or proceedings of any kind or nature whatsoever, or by anyone whomsoever, in any way resulting from damage to property or injury to or death of persons, and arising out of LESSEE's use of the property leased by this Lease.

     Additionally, LESSEE shall indemnify, hold harmless, and hereby waives any claim for contribution against COUNTY for any damages to the extent they arise from events or conditions which arise after the commencement date of the Lease, related to LESSEE's use of the demised premises through the termination date of the Lease or any renewal term thereof which involve (i) any release, threatened release or disposal of any hazardous material at the demises premises; (ii) the operation or violation of any environmental law at the demises premises; or
(iii) any environmental claim in connection with the demised premises. COUNTY shall indemnify, hold harmless, and hereby waives any claim for contribution against LESSEE for any damages to the extent, they wise from events or conditions which existed before the commencement of the Lease and relate to: (i) any release, threatened release, or disposal of any hazardous material at the demised premises; (ii).the operation or violation of any environmental law at the demises premises; or (iii) any environmental claim in connection with the demised premises.

     12. TAX EXEMPTION; ADDITIONAL RENTALS IN LIEU OF TAXES: The subject property, and all improvements thereon, including the leasehold interest, shall be exempt from and valorem taxation for a period of ten years from the completion of the initial $1.7 million dock improvements constructed on the demised premises by LESSEE, and the COUNTY hereby agrees to take any and all action which might be required in order to assure that LESSEE receives the benefit of same. Thereafter, LESSEE shall be liable for payment of and valorem taxes with respect to the subject property to the extent of its ownership interest therein and to the extent said property is not taxable because of its ownership by the COUNTY, LESSEE will pay annually to the taxing authorities who otherwise would be entitled to IM and valorem taxes on the Project, an amount equal to what LESSEE would have been required to pay

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to such taxing authorities as and valorem taxes were they entitled to levy and valorem taxes on the Project. Provided, however, that in no event shall said in lieu payments by LESSEE exceed that amount which LESSEE would otherwise pay to the respective taxing authorities if LESSEE were the sole owner of the subject property and all improvements thereon. LESSEE shall be entitled to additional tax exemptions for expansions and/or additions to its facilities pursuant to the provisions of Section 27-31-105, Miss. Code of 1972, as amended, or as otherwise provided by law, and COUNTY agrees to cooperate with LESSEE in the securing of same.

     13. GENERAL DEFAULT: If LESSEE shall fail to perform any of its obligations or agreements hereunder, or under any Lease to be executed pursuant hereto; or if LESSEE, or any assignee thereof shall, during the primary term of this Lease, and any renewals and extensions thereof, discontinue its operations on the lands described hereinabove, for a continuous period of one (1) year, at any one time (strikes, war, acts of God, fire, acts of Government, and other casualties not under LESSEE's control excepted), LESSEE shall be deemed to be in default, and in addition to any other rights that may accrue to the COUNTY under the provisions hereof the COUNTY shall have the right at its option, to terminate this Lease, and any renewal Lease, executed under the provisions hereof and the COUNTY shall, in the event of such termination, be entitled to, and LESSEE shall surrender to the COUNTY peaceable possession of such land, provided, however, that before terminating this Contract, the COUNTY shall give LESSEE notice of its intention to terminate by registered mail, addressed to LESSEE, and LESSEE shall have thirty (30) days after receipt thereof to cure such default, and provided further, however, that such termination by the COUNTY, because of LESSEE's failure to continue operations for a continuous period of one (1) year, shall release LESSEE, with the exception of the continued payments by LESSEE of rentals provided for hereinabove, from any further obligations under this Lease, or such renewals or extensions of this Lease, and such termination shall constitute the COUNTY's sole remedy for LESSEE's default by reason of such discontinuance. Delay shall not constitute a waiver of such right. In any action for non-payment of rent due hereunder, it is understood and agreed that the COUNTY shall have the usual owners-landlords obligation to mitigate damages.

     14. DOCK AND BULKHEAD INTEGRITY: LESSEE agrees that it will maintain its dock and bulkheading in a manner which will insure sufficient stability to prevent failure or damage during maintenance dredging to be performed by the COUNTY, as referred to in Paragraph 4. The LESSEE further agrees that in the event of such


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damage or failure, LESSEE shall hold COUNTY harmless and shall indemnify COUNTY, its officers, agents and employees from and against any and all loss, damages, injury or death of any person or persons, including the property, officers, employees and agents of the COUNTY, and from any and all claims, damages, suits, costs, expenses, liability, actions or proceedings of any kind or nature whatsoever as a result thereof.

     15. PORT TARIFF: LESSEE agrees that it will comply as applicable with COUNTY's published Port Tariff.

     16. COMMON AREA USE: It is recognized that there is an area at the junction of HAM's dock and PORT's Terminal "D" that, when utilized for mooring a vessel will obstruct a portion of the other facility. This area includes the area south of the western 250 feet of the HAM dock.

     On the occasions when HAM has a drilling rig or other vessel located/moored in this area, and where a vessel(s) assigned to the PORT's facilities incurs charges directly related to the PORT's inability to provide the full length of Terminal "D" due to the drilling rig/vessel's location at HAM's dock, HAM shall be responsible for the reasonable amount of such charges, provided that HAM be notified by PORT prior to charges being incurred.


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                                  EXHIBIT "A"

Commencing at the Southeast comer of Terminal "C", Jackson County Port Authority; thence North 21 degrees 05 minutes West along the East side of Terminal "C" and Terminal "D", 1,450.00 feet to the POINT OF BEGINNING: thence South 68 degrees 55 minutes West, 360.08 feet to a point 40 feet from the centerline of a railroad track to the Jackson County Port Authority West Bank Terminals; thence Northerly 40 feet from said railroad center line and along a curve to the right having a radius of 714.32 feet and a chord bearing and distance of North 08 degrees 09 minutes 24 seconds West ,198.76 feet; thence North 00 degrees 09 minutes 27 seconds West 40.0 feet; thence South 89 degrees 50 minutes 33 seconds West, 25 .0 feet to the East, Right-of-Way of the CSX Transportation Railroad lead track; thence North 00 degrees 09 minutes 27 seconds West along said East Right-of-Way 394.30 feet to a curve to the right thence following said curve having a radius of 344.26 feet and a chord bearing and distance of North 32 degrees 29 minutes 56 seconds East, 395.06 feet to the South Right-of-Way of the CSX Transportation Railroad mainline; thence South 77 degrees 33 minutes 15 seconds East, 1105 feet, more or less, along the South Right-of-Way of the CSX Transportation Railroad to the West Bank of the Pascagoula River, thence Southerly along sold West Bank to a point on the West Bank where a line running parallel to and 150 feet South of said CSX Transportation Railroad mainline intersects the said West Bank; thence North 77 degrees 33 minutes 15 seconds West, 195 feet, more or less, to a point; thence South 60 degrees 30 minutes West, 900 feet; thence South 21 degrees 05 minutes East, 150.0 feet to the POINT OF BEGINNING. Said parcel containing 13.267 acres, more or less.

LESS AND EXCEPT:

Commencing at the Southeast corner of Terminal "C", Jackson County Port Authority; thence run North 21 degrees 05 minutes West along the East side of Terminal "C" and Terminal "D" 1450.00 feet to the Northeast comer of Terminal "D"; thence run South 68 degrees 55 minutes West 187.33 feet to the Point of Beginning; thence continue South 68 degrees 55 minutes West, 48.72 feet; thence North 30 degrees 56 minutes 22 seconds West, 75.00 feet, thence along a curve to the right with a delta of 7 degrees 09 minutes 08 seconds, radius of 495.40 feet and chord of 61.80 feet and bearing of North 27 degrees 21 minutes 48 seconds West; thence North 23 degrees 47 minutes 12 seconds West, 82.00 feet; thence North 30 degrees 56 minutes 22 seconds West, 53.26 feet; thence along a curve to the right with a delta of 12 degrees 38 minutes 32 seconds, radius of 518.94 feet and chord of 114.27 feet and bearing of North 24 degrees 37 minutes 06 seconds West to the East Right-of-Way line of CSX Transportation Railroad Watts Spur, thence North 0 degrees 09 minutes 27 seconds West, 204.27 feet along said East Right-of-Way; thence South 7 degrees 19 minutes 24 seconds East, 111.21 feet; thence along a curve to the left with a delta of 23 degrees 36 minutes 58 seconds, radius of 461.34 feet and chord of 188.81 feet and bearing of South 19 degrees 07 minutes 53 seconds East; thence South 30 degree 56 minutes 22 seconds East, 282.00 feet to the POINT OF BEGINNING. Containing 0.417 acres.
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                                  EXHIBIT "B"

An area of the Pascagoula River lying In Section 10, Township 8 South, Range 6 West located in Jackson County, Mississippi, more particularly described as follows:

Beginning at a point 1600 feet North 21 degrees 05 minutes 00 seconds West from the Southeast comer of Terminal "C" Dock (Coordinates North 254, 818.30, East 583,611.02) run North, 0 degrees 14 minutes 07 seconds East, 900 feet to a point; thence turn an angle of 0 degrees 0 minutes 00 seconds Right, run for a distance of 250 feet more or less to a point; thence turn an angle of 0 degrees 00 minutes 00 seconds Right, run for a distance of 250 feet more or less to a point on the limits of Federally Maintained Dredging; thence follow said limits of Federally Maintained Dredging 681 feet more or less to a point; thence run North 0 degrees 25 minutes 26.5 seconds West, 480 feet to the POINT OF BEGINNING, containing 4.75 acres, more or less.

All coordinated are plane coordinated, Transverse Mercator Projection for the State of Mississippi, East Zone. All bearings refer to grid North, Transverse Mercator Projection for the State of Mississippi, East Zone.